As filed with the Securities and Exchange Commission on December 13, 2006	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

NEURO-HITECH, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	20-4121393
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 1503
New York, NY 10019
(Address of Principal Executive Offices) (Zip Code)

Options to purchase common stock granted under the Q-RNA, Inc. 2002 Stock Incentive
Plan, as amended, and assumed by the Registrant
(Full Title of the Plan)

Reuben Seltzer
Chief Executive Officer
One Penn Plaza, Suite 1503
New York, NY 10019
(Name and address of agent for service)

(212) 594-1215
(Telephone number, including area code, of agent for service)

Copy to:

Jeffrey E. Jordan, Esq.
Arent Fox, PLLC
1050 Connecticut Avenue, N.W.
Washington, DC 20036-5339
(202) 857-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	199,286 (2)	$11.98	$2,386,625	$256

(1)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, based on the weighted average exercise price of the outstanding options.

(2)
Represents shares subject to issuance upon the exercise of stock options outstanding under the Q-RNA 2002 Stock Incentive Plan and assumed by the Registrant on November 29, 2006 pursuant to an Agreement and Plan of Merger by and among Registrant, wholly-owned subsidiaries of Registrant, Q-RNA, Inc. and a representative of the Q-RNA, Inc. securityholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*
Information about the Registrant required by Part I, Items 1 and 2 to be contained in a Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005;

2.
The description of Registrant’s Common Stock contained in Registrant’s Registration Statement on Form 8-A filed with the Commission on April 3, 2006 under Section 12(g) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purposes of updating such description; and

3.
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the above referred to annual report.

In addition, all documents filed by the Registrant after the initial filing date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares registered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) or the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Eight of the Registrant’s Amended and Restated Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with each of its directors and officers which are broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also require the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance if available on reasonable terms.

The Registrant also has in effect a directors and officers liability insurance policy under which the directors and officers of the Registrant are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers, subject to certain exclusions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	Filed Herewith

5.01	Opinion of Arent Fox PLLC				X

10.01	2002 Q-RNA, Inc. Stock Incentive Plan				X

23.01	Consent of Independent Registered Public Accounting Firm				X

23.02	Consent of Arent Fox PLLC (filed as part of Exhibit 5.01)				X

24.01	Power of Attorney (Included on Signature Page)				X

Item 9.	Undertakings

(a)                                  The Registrant hereby undertakes:

(1)                                  To file, during any period in which it offers or sells securities, a post-effective amendment to this Registrant Statement;

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events, arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing on an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant, unless in the opinion of its counsel the matter has been settled by controlling precedent, will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on this 12th day of December 2006.

NEURO-HITECH, INC.

By:	/s/ David Barrett
David Barrett Chief Financial Officer

POWER OF ATTORNEY TO SIGN AMENDMENTS

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David Barrett and Reuben Seltzer, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date
/s/ Reuben Seltzer Reuben Seltzer	Chief Executive Officer and Director (principal executive officer)	December 12, 2006

/s/ David Barrett David Barrett	Chief Financial Officer (principal accounting and financial officer)	December 12, 2006

John Abernathy	Director	December __, 2006

/s/ Mark Auerbach Mark Auerbach	Director	December 12, 2006

/s/ David Dantzker David Dantzker	Director	December 12, 2006

Alan Kestenbaum	Director	December __, 2006

/s/ William McIntosh William McIntosh	Director	December 12, 2006

INDEX TO EXHIBITS
Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	Filed Herewith

5.01	Opinion of Arent Fox PLLC				X

10.01	2002 Q-RNA, Inc. Stock Incentive Plan				X

23.01	Consent of Independent Registered Public Accounting Firm				X

23.02	Consent of Arent Fox PLLC (filed as part of Exhibit 5.01)				X

24.01	Power of Attorney (Included on Signature Page)				X